UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 7, 2017

ENDURANCE EXPLORATION GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

333-141817	03-0611187
(Commission File Number)	(IRS Employer Identification No.)

15500 Roosevelt Blvd, Suite 301

Clearwater, FL, 33760

(Address of principal executive offices and zip code)

(727) 289-0010

 (Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Effective January 9, 2017, Endurance Exploration Group, Inc. (“EXPL”) through a newly formed, wholly owned subsidiary, EXPL Great White, LLC, has entered into a joint-venture agreement (“Agreement”)) with Deep Blue Exploration, LLC, dba Marex (“Marex”), a company controlled by veteran salvor, Hebert (“Herbo”) Humphreys.

Pursuant to the Agreement, Marex has agreed to contribute to the joint venture certain shipwreck research files, sonar and other subsea survey data, navigational data, artifacts, and assistance relating to a number of shipwreck and suspected shipwreck targets located in international waters off the Southeast coast of the United States.  EXPL has agreed to further survey and inspect the shipwreck and suspected shipwreck targets, and if deemed appropriate, take actions necessary to salvage the shipwreck targets.

The economic terms of the Agreement call for EXPL to provide the funding for the further inspection, salvage and operations of the joint venture.  Any revenues from the JV will be split 90% first to EXPL and 10% to Marex until EXPL receives 2 times its costs and investments returned, and then a 50% split to both EXPL and Marex respectively.

The joint venture is expected to terminate in two years, unless extended by mutual agreement between the parties.

EXPL CEO, Micah J. Eldred, commented, “we are pleased to enter into this joint venture with Herbo Humphreys and his affiliated company, Marex.  We look forward to further exploring the shipwreck and possible shipwreck targets already identified by Marex.   We believe this joint venture will likely expand our portfolio of economically viable shipwreck salvage projects and we are enthusiastic about the joint venture’s potential for 2017 and 2018.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

99.1

Redacted Joint Venture Agreement

The Company will request confidential treatment for portions of this agreement. Accordingly, certain portions of this agreement have been omitted in the version filed with this report and such confidential portions have been filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endurance Exploration Group, Inc.
Dated: April 7, 2017	By:	/s/ MICAH ELDRED
Name: Micah Eldred Title: President and Chief Executive Officer

3